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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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/ /	Soliciting Material Pursuant to §240.14a-12
NATIONAL SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)

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NATIONAL SEMICONDUCTOR CORPORATION
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, California 95052-8090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Friday, October 18, 2002
10:00 a.m.
Building 31, National Semiconductor Corporation headquarters
955 Kifer Road
Sunnyvale, California

To the owners of common stock of National Semiconductor Corporation:

        The annual meeting of stockholders of National Semiconductor Corporation, a Delaware corporation, will be held on Friday, October 18, 2002 at 10:00 a.m. California time in Building 31 of National's headquarters, located at 955 Kifer Road, Sunnyvale, California, for the following purposes:

  1.
  To elect a Board of eight Directors;

  2.
  To approve KPMG LLP as the auditors of the Company; and

  3.
  To conduct any other business properly raised at the meeting or at any adjournment of the meeting.

        The record date for the meeting is the close of business on August 19, 2002 and only the holders of the common stock on that date will be entitled to vote at the meeting or at any adjournment of the meeting. All stockholders are invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if the stockholder previously returned a proxy.

                      By order of the Board of Directors

                      JOHN M. CLARK III
                       Secretary

September 3, 2002

Please return your signed proxy card

IMPORTANT: PLEASE COMPLETE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET, BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT HAVE TO MAIL IN YOUR PROXY CARD. VOTING IN ADVANCE BY MAIL, TELEPHONE OR INTERNET WILL NOT STOP YOU FROM VOTING IN PERSON AT THE MEETING, BUT IT WILL HELP TO ASSURE A QUORUM AND AVOID ADDED COSTS.

NATIONAL SEMICONDUCTOR CORPORATION
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, California 95052-8090

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 18, 2002

GENERAL INFORMATION

        This proxy statement is provided to you by the Board of Directors of National Semiconductor Corporation, which is asking for your proxy to be used at the annual meeting of stockholders on October 18, 2002, or at any adjournment of the meeting. We refer to National Semiconductor Corporation in this proxy statement as either "National" or the "Company". The annual report, which includes our audited financial statements for the fiscal year ended May 26, 2002, has been mailed to you with or shortly before this proxy statement. The annual report contains details of National's operations and other relevant information. This proxy statement and proxy card will first be sent to stockholders on approximately September 3, 2002.

Proxy Voting Procedures

        You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

        If your shares are held in your name, you can vote by proxy in three convenient ways:

  •
  Via Internet:    go to http://www.eproxyvote.com/nsm and follow the instructions. You will need to enter the Control Number printed on your proxy card.

  •
  By Telephone:    call toll-free 1-877-779-8683 and follow the instructions. You will need to enter the Control Number printed on your proxy card.

  •
  In Writing:    Complete, sign, date and return your proxy card in the enclosed envelope.

        Your proxy card shows all shares registered in your name. If you hold shares through someone else, such as a stockbroker, you may receive material from the brokerage firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

        If you give us your signed proxy, but do not specify how to vote, we will vote your shares in favor of our director candidates and in favor of the proposal to ratify the appointment of the independent auditors. If any other matters of which we were not notified by July 4, 2002 are raised at the meeting, we will use our best judgment to vote your proxy. At the time this proxy statement was printed, we were not aware of any other matters to be voted upon.

        You may revoke your proxy at any time before it is voted by (1) submitting a new proxy with a later date, including a proxy given via the Internet or by telephone; (2) notifying National's Secretary in writing before the meeting; or (3) voting in person at the meeting.

Solicitation Costs

        National pays the cost of soliciting proxies, including the preparation, printing, assembly and mailing of this proxy statement, the proxy cards and any other information provided to stockholders. Stockholders who own stock through brokers or other intermediaries, and not directly through ownership of stock certificates, are considered beneficial owners. Copies of the proxy solicitation materials will be provided to brokers, fiduciaries and custodians to forward to beneficial owners of stock held in their names. National's directors, officers or employees may solicit proxies in person, by telephone, by fax or electronically. We have paid Georgeson Shareholder Communications, Inc., 77 State Street, New York, New York, 10004 a fee of approximately $15,000, plus expenses, to help solicit proxies from brokers and nominees. We have also paid EquiServe Trust Company, N.A., P.O. Box 43010, Providence, R.I. 02940-3010 a fee of $3,750, plus expenses, to help count proxies.

Attending in Person

        IMPORTANT! Only stockholders of record on August 19, 2002 and invited guests may attend the meeting. If you own your shares directly and are listed as a stockholder of record on August 19, 2002, you will be admitted to the meeting with proof of identification. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting either a copy of the voting instruction card provided by your nominee or an account statement or other letter from the nominee indicating you are the beneficial owner of the shares on August 19, 2002.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1.    ELECTION OF DIRECTORS

        The Board has nominated the eight director candidates named below. Personal information on each of our nominees is also given below. All of our nominees currently serve as directors. All of our directors, except Brian L. Halla, President and CEO of National, are not employed by National. All directors are elected for one year terms. Directors cannot stand for reelection after they have reached age 70. If a director nominee becomes unavailable before the election, your proxy authorizes the persons named as proxies to vote for a replacement nominee. We do not expect any nominee to be unable or unwilling to serve as a director.

        The following table shows basic information about each nominee:

Name	Age*	Principal Occupation During Last Five Years	Director Since
Brian L. Halla	55	Mr. Halla has been Chairman of the Board, President and Chief Executive Officer of National since he joined the Company in May 1996. He was formerly Executive Vice President of LSI Logic Products at LSI Logic Corporation and had also held positions at LSI Logic Corporation as Senior Vice President and General Manager, Microprocessor/DSP Products Group and Vice President and General Manager, Microprocessor Products Group. Prior to that, he was with Intel Corporation for 14 years, most recently as Director of Marketing for Intel's Microcomputer Group.	1996
Steven R. Appleton	42
		Mr. Appleton is the Chairman of the Board, Chief Executive Officer and President of Micron Technology, Inc., a position he has held since 1994. Micron is a leading worldwide provider of semiconductor memory solutions for computer and computer-peripheral manufacturing, consumer electronics, CAD/CAM, office automation, telecommunications, networking, data processing, and graphics display. He joined Micron in 1983 and has held a series of increasingly responsible positions, including Production Manager, Director of Manufacturing, and Vice President of Manufacturing. He was named President and Chief Executive Officer in 1991. He is a director of Micron Technology, Inc.	2001

Gary P. Arnold	60	Mr. Arnold was Chairman, President and Chief Executive Officer of Analogy, Inc., a leading supplier of product design and simulation software, from January 1993 (appointed Chairman in 1994) to March 2000. Mr. Arnold was formerly Vice President and Chief Financial Officer of Tektronix, Inc. and had also served as Vice President, Finance and Chief Financial Officer of National from 1983 to 1990.	1989
Richard J. Danzig	57
		Mr. Danzig served as Secretary of the Navy in the Clinton administration from November 1998 to January 2001 and was Undersecretary of the Navy from November 1995 to May 1997. In between, he was a Traveling Fellow in Asia and Europe for the Center of International Political Economy and an Adjunct Professor at Maxwell's School of Citizenship and Public Affairs. He previously served on National's board from 1987 to 1993 while he was a partner at the law firm of Latham & Watkins. He is currently a Senior Fellow at the Center for Naval Analysis. Mr. Danzig is a director of Human Genome Sciences, Inc.	2001
Robert J. Frankenberg	55	Mr. Frankenberg is Chairman of Kinzan, Inc., a web services software company dedicated to creating products and services that address complex e-business needs of the extended enterprise. He had previously served as President and CEO of Encanto Networks, Inc. from June 1997 until July 2000. He was Chairman, President and Chief Executive Officer of Novell, Inc. until August 1996, then a management consultant with NetVentures until June 1997. Mr. Frankenberg is a director of Daw Technologies, Inc., Electroglas, Inc., Secure Computing Corporation and ScanSoft, Inc.	1999

E. Floyd Kvamme	64	Mr. Kvamme is a partner in Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Kvamme was a Vice President of National and President of its former National Advanced Systems Corporation subsidiary until his departure from National in December 1982. He was named co-chair of the Presidential Council of Advisors on Science and Technology in March 2001. Mr. Kvamme is a director of Brio Software, Inc., Harmonic, Inc., Photon Dynamics, Inc. and Power Integrations, Inc.	1998
Modesto A. Maidique	62	Dr. Maidique is President of Florida International University, a public research university that enrolls 31,000 students. He has served on the faculties of Stanford University, Harvard University and the Massachusets Institute of Technology. Previously, he was a co-founder of Analog Devices, Inc. and the Vice President and General Manager of the Linear IC Division at Analog Devices. Dr. Maidique is a director of Carnival Corporation.	1993
Edward R. McCracken	58	Mr. McCracken retired as Chairman and Chief Executive Officer of Silicon Graphics, Inc. in January 1998. He was previously associated with Hewlett-Packard for 16 years. Mr. McCracken is currently Chairman of the Board of the PRASAD project, a charitable foundation, and is a director of Tularik, Inc.	1995

*
Age at May 26, 2002, the last day of National's fiscal year.

Meetings and Committees of the Board of Directors

        The Board of Directors met five times during fiscal year 2002. All nominees for director except Mr. Kvamme attended more than 75% of the aggregate number of Board meetings and committee meetings for committees on which they served during the year.

Audit Committee

        The Audit Committee met four times during fiscal year 2002. This committee reviews and approves the scope of the annual audit, recommends the appointment of the independent public accountants, interviews the independent public accountants for review and analysis of National's financial staff, systems and controls, and reviews any non-audit services provided by the independent public accountants. The Committee's report on its activities for fiscal year 2002 is on page 8. Fees paid to the independent auditors are provided on page 9. Current members of this committee are Messrs. Arnold, Danzig, and McCracken. All of the members of the Audit Committee meet the standards for independence established by the New York Stock Exchange and all are considered to be financially literate.

Stock Option and Compensation Committee

        The Stock Option and Compensation Committee met five times and acted three times without a meeting during fiscal year 2002. This committee is responsible for administering stock option plans, reviewing and evaluating compensation programs and plans, and establishing and administering compensation policy and executive pay programs for the executive officers, including setting compensation, base salary, and incentive awards. This committee is also responsible for recommending amendments to the stock option plans and certain other compensation plans and, in some cases, amending these plans. Current members of this committee are Messrs. Appleton, Danzig, Frankenberg, Maidique, and McCracken.

Director Affairs Committee

        The Director Affairs Committee met four times during fiscal year 2002. This committee recommends director candidates, reviews nonemployee director compensation and reviews corporate governance policies and procedures. Current members of this committee are Messrs. Appleton, Arnold, Frankenberg, Kvamme and Maidique. The committee will consider suggestions for possible director candidates if you submit the name and biographical information to: Brian L. Halla, Chairman, President and CEO, National Semiconductor Corporation, 2900 Semiconductor Drive, M/S G3-100, Santa Clara, CA 95051.

Compensation Committee Interlocks and Insider Participation

        As noted above, the current members of the Stock Option and Compensation Committee are Messrs. Appleton, Danzig, Frankenberg, Maidique, and McCracken. During fiscal year 2002, no member of this committee was an officer or employee of National or its subsidiaries. None of the members of this committee was formerly an officer of National nor had any other relationship we are required to disclose under SEC rules. No executive officer of National served as a member of the compensation committee of, or as a director of, any company where an executive officer of that company was a member of National's Board of Directors or this committee. We therefore do not have any compensation committee interlocks or insider participation to report.

Director Compensation

        Directors who are not employees of National receive an annual fee of $25,000, plus fees of $1,500 for each board or committee meeting attended. Committee chairmen receive an additional annual fee of $5,000. Nonemployee directors are also reimbursed for actual expenses to attend meetings.

        We also pay a portion of director compensation in stock. Under the Director Stock Plan, a plan approved by stockholders in 1992, each nonemployee director receives 1,000 shares of stock when first elected or appointed to the Board and, if the director remains in office, an additional 1,000 shares each following year. Nonemployee directors may also elect to take their annual fees in stock. During fiscal 2002, a total of 10,492 shares were issued to nonemployee directors under the Director Stock Plan. Nonemployee directors also receive 10,000 stock options when first elected or appointed to the Board and 10,000 stock options each year as long as the director remains in office. These options are granted under the Director Stock Option Plan, a plan approved by stockholders in 1997. During fiscal 2002, a total of 70,000 options was granted to nonemployee directors at prices ranging from $21.20 to $25.50.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, as well as persons owning over 10% of our stock, to file reports of ownership and changes in ownership of National stock with the SEC. Copies of these reports must also be provided to us. Based upon our review of the copies of these reports provided to us, and written representations that no other reports were required to be filed, we believe that all reporting requirements under Section 16(a) for executive officers, directors and those owning over 10% of the common stock were complied with, except for the late filing by Modesto A. Maidique, one of our directors, of a Form 4 reporting the disposition of 1,000 shares of stock.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR TO ELECT THE NOMINEES LISTED ABOVE AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE ON THE PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS. IN ORDER TO BE ELECTED, A NOMINEE FOR DIRECTOR MUST BE APPROVED BY AN AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has provided the following report:

        The Audit Committee's primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company's accounting, auditing, and financial reporting and disclosure processes, and systems of internal control established by management regarding finance, accounting, legal compliance, and ethics. Each of the three members of the Audit Committee is independent of the Company, as defined under the New York Stock Exchange listing standards. The Audit Committee operates under a written charter adopted by the Company's Board of Directors.

        Management is responsible for the preparation, integrity, and objectivity of the consolidated financial statements. KPMG LLP, our independent auditor, is responsible for expressing an opinion on the fairness of the financial statement presentation. The Audit Committee serves in an oversight role over the financial reporting process. As part of its charter obligations over the financial reporting process, the Audit Committee has:

  •
  reviewed and discussed the audited consolidated financial statements with management;

  •
  discussed with KPMG LLP the results of their audit including the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees";

  •
  received the written disclosures and the letter from KPMG LLP regarding auditor independence required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees";

  •
  discussed with KPMG LLP the accounting firm's independence from the Company; and

  •
  considered whether KPMG LLP's provision of non-audit services to the Company is compatible with maintaining the accounting firm's independence from the Company.

        Based on its review and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended May 26, 2002. The Audit Committee and the Board of Directors have also recommended, subject to ratification by the stockholders, the reappointment of KPMG LLP as our independent auditors for fiscal year 2003.

Gary P. Arnold—Chairman
Richard J. Danzig		Edward R. McCracken

PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        Unless you indicate otherwise, your proxy will be voted FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending May 25, 2003. The Board, at the recommendation of the Audit Committee, has reappointed KPMG LLP as our independent auditors. KPMG LLP has been our independent auditors since 1959 and has offices or affiliates in most locations throughout the world where we have operations.

        The Audit Committee meets with KPMG LLP several times a year. At these meetings, the committee reviews audit and non-audit services performed by KPMG LLP, as well as the fees charged for these services. Among other things, the committee examines the effect that the performance of non-audit services may have on the independence of the auditors. Additional information concerning the Audit Committee and its activities can be found in these sections of this proxy statement: "Meetings and Committees of the Board of Directors," and "Report of the Audit Committee."

        A representative of KPMG LLP is expected to attend the meeting and will be available to answer stockholders' questions or have the opportunity to make a statement if he or she wishes to do so.

Fees Paid to KPMG LLP

        The following is a summary of fees billed by KPMG LLP for audit and other professional services during the year ended May 26, 2002:

Audit Fees:
Consists of fees billed for the audit of National Semiconductor's consolidated financial statements for such year and for the review of National Semiconductor's quarterly financial statements	$1,100,000
Financial Information Systems Design and Implementation Fees:
There were no financial information systems design and implementation services provided in 2002	$0
All Other Fees:
Audit-Related Fees
Consists of fees billed in relation to the required statutory audits of National Semiconductor's foreign subsidiaries and audits of National Semiconductor's employee benefit plans	$298,000
Tax Services
Consists of fees billed in relation to the preparation and review of National Semiconductor's income tax returns and for general tax advice provided	$400,000
General Accounting Advice
Consists of fees billed in relation to National Semiconductor's mergers and acquisitions activity and SEC filings	$60,000
Total All Other Fees	$758,000
Total All Fees	$1,858,000

        The Audit Committee has determined that the rendering of the other professional services by KPMG LLP is compatible with maintaining the auditors' independence.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2003. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED "FOR" RATIFICATION. A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table shows the number of shares of National common stock (the only class of equity securities outstanding) beneficially owned as of July 31, 2002 by each director, by the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group:

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Brian L. Halla	1,841,749	(1)	1.02%
Steven R. Appleton	11,898	(2)	*
Gary P. Arnold	53,000	(3)	*
Richard J. Danzig	24,500	(4)	*
Robert J. Frankenberg	44,000	(5)	*
E. Floyd Kvamme	108,063	(6)	*
Modesto A. Maidique	31,000	(7)	*
Edward R. McCracken	65,979	(8)	*
Kamal K. Aggarwal	535,491	(9)	*
Jean-Louis Bories	505,884	(10)	*
Donald Macleod	657,242	(11)	*
Suneil Parulekar	74,303	(12)	*
All directors and executive officers as a group	4,307,037	(13)	2.38%

*
Less than 1 percent

(1)
Includes 307 shares owned by a trust of which Mr. Halla is a beneficiary and 1,750,000 shares which Mr. Halla has the right to acquire within 60 days through the exercise of stock options.

(2)
Includes 10,000 shares which Mr. Appleton has the right to acquire within 60 days through the exercise of stock options.

(3)
Includes 40,000 shares which Mr. Arnold has the right to acquire within 60 days through the exercise of stock options.

(4)
Includes 20,000 shares which Mr. Danzig has the right to acquire within 60 days through the exercise of stock options.

(5)
Includes 40,000 shares which Mr. Frankenberg has the right to acquire within 60 days through the exercise of stock options.

(6)
Includes 45,000 shares which Mr. Kvamme has the right to acquire within 60 days through the exercise of stock options.

(7)
Includes 30,000 shares which Dr. Maidique has the right to acquire within 60 days through the exercise of stock options.

(8)
Includes 40,000 shares which Mr. McCracken has the right to acquire within 60 days through the exercise of stock options.

(9)
Includes 267 shares held by a trust of which Mr. Aggarwal is a beneficiary and 520,000 shares which Mr. Aggarwal has the right to acquire within 60 days through the exercise of stock options.

(10)
Includes 220 shares held by a trust of which Mr. Bories is a beneficiary and 500,000 shares which Mr. Bories has the right to acquire within 60 days through the exercise of stock options.

(11)
Includes 1,153 shares owned by a trust of which Mr. Macleod is a beneficiary and 607,500 shares which Mr. Macleod has the right to acquire within 60 days through the exercise of stock options.

(12)
Includes 488 shares owned by a trust of which Mr. Parulekar is a beneficiary and 71,750 shares which Mr. Parulekar has the right to acquire within 60 days through the exercise of stock options.

(13)
Includes 434 shares owned by spouses, 4,996 shares owned by trusts of which the officer and/or director is a beneficiary and 4,004,750 shares which can be acquired within 60 days through the exercise of stock options.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

        The following table shows information on compensation paid or accrued by National and our subsidiaries, for the chief executive officer and the four other most highly compensated executive officers during fiscal 2002 (collectively referred to as the named executive officers) for the last three fiscal years ended May 26, 2002, May 27, 2001, and May 28, 2000.

SUMMARY COMPENSATION TABLE(1)

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary $	Bonus ($)	Securities Underlying Options (#)(2)	All Other Compensation ($)(3)
Brian L. Halla	2002	$864,179	$700,000	800,000	$16,948
Chairman, President	2001	832,666	0	600,000	50,753
and CEO	2000	769,812	1,600,000	500,000	49,461
Kamal K. Aggarwal	2002	434,114	300,000	265,000	11,883
Executive Vice President,	2001	432,622	0	200,000	29,056
Central Technology and Manufacturing Group	2000	391,370	530,000	200,000	26,423
Jean-Louis Bories	2002	431,686	224,120	130,000	11,886
Executive Vice President	2001	423,788	0	150,000	28,297
and General Manager, Information Appliance Group	2000	391,370	490,000	150,000	24,926
Donald Macleod	2002	536,338	375,000	400,000	20,896
Executive Vice President	2001	439,252	0	300,000	36,623
and Chief Operating Officer	2000	391,372	530,000	200,000	33,591
Suneil Parulekar	2002	300,921	214,500	115,000	10,340
Senior Vice President,	2001	235,723	0	110,000	18,984
Analog Products Group	2000	209,027	142,310	20,000	15,600

(1)
If an item is omitted, there is nothing to report for that item.

(2)
Except for options granted to Mr. Parulekar prior to him becoming an executive officer in fiscal year 2001, options were granted under the Stock Option Plan and/or the Executive Officer Stock Option Plan. Excludes options and purchase rights granted under the Employees Stock Purchase Plan.

(3)
Consists of the following:

(a)
contributions and allocations to defined contribution retirement plans:

	Mr. Halla	Mr. Aggarwal	Mr. Bories	Mr. Macleod	Mr. Parulekar
2002	$15,400	$11,100	$11,110	$12,150	$9,800
2001	49,223	28,281	27,528	28,710	18,561
2000	46,697	25,015	23,518	26,395	15,238
  (b)
  value of life insurance premiums for term life insurance:

	Mr. Halla	Mr. Aggarwal	Mr. Bories	Mr. Macleod	Mr. Parulekar
2002	$1,548	$783	$776	$8,746	$540
2001	1,530	775	769	7,913	423
2000	2,764	1,408	1,408	7,196	362

Stock Options

        The following table shows information concerning stock option grants in fiscal 2002 to the named executive officers:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Shares Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Or Base Price ($/sh)(3)	Expiration Date	Grant Date Present Value ($)(4)
Brian L. Halla	800,000	8.1859	$34.20	4-16-12	$21,504,960
Kamal K. Aggarwal	225,000 40,000	2.3023 ..4093	34.20 26.10	4-16-12 1-23-12	6,048,270 820,584
Jean-Louis Bories	100,000 30,000	1.0232 ..3070	34.20 26.10	4-16-12 1-23-12	2,688,120 615,438
Donald Macleod	350,000 50,000	3.5814 ..5116	34.20 26.10	4-16-12 1-23-12	9,408,420 1,025,730
Suneil Parulekar	85,000 30,000	.8698 ..3070	34.20 26.10	4-16-12 1-23-12	2,284,902 615,438

(1)
Options were granted under the Stock Option Plan and the Executive Officer Stock Option Plan during fiscal 2002. Options are granted at fair market value at the date of grant, and are exercisable while the officer is employed by National and for three months after termination of employment (five years in the case of retirement). The vesting period is measured from the grant date. Options vest annually in four equal installments with the first installment vesting on the first anniversary of the grant date. Each option has a maximum term of ten years and one day, subject to earlier termination if employment terminates.

(2)
A total of 9,772,851 options were granted to all employees, including executive officers, during fiscal 2002.

(3)
The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date, or in a combination of cash and stock. We permit payment of all or part of required withholding taxes due upon exercise of the option, by withholding of shares valued at the fair market value of the common stock on the date of exercise that would be otherwise issued upon exercise of the option.

(4)
We chose the Black-Scholes option pricing model to estimate the Grant Date Present Value of the options set forth in the table. Our use of this model should not be construed as an endorsement of its accuracy for measuring options. The following assumptions were made for purposes of calculating the Grant Date Present Value on the grants awarded in fiscal 2002: risk free rate of return of 5.13%, no dividend yield, time of exercise of ten years, and volatility factor of 81.1% (based on historical stock prices for three years preceding the grant date). The actual value of the stock option grants will depend on the future performance of the common stock.

Option Exercises

        The following table shows information concerning the named executive officers' exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES(1)

			Number of Securities Underlying Unexercised Options at FY-End (#)	Value of Unexercised In-the-Money Options at FY-End ($)(3)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Brian L. Halla	125,000	$2,176,570	1,650,000/1,625,000	$19,100,000/5,810,000
Kamal K. Aggarwal	25,000	384,000	470,000/ 590,000	5,318,625/2,680,750
Jean-Louis Bories	0	0	450,000/ 405,000	4,299,550/2,592,600
Donald Macleod	16,000	367,997	570,000/ 787,500	6,257,875/2,985,000
Suneil Parulekar	5,000	48,875	68,000/ 212,000	773,678/958,958

(1)
This table excludes any shares that can be acquired under the Employees Stock Purchase Plan.

(2)
Represents the market value of the underlying shares on the date of exercise less the exercise price.

(3)
Represents the difference between $32.40, the market price of the common stock at fiscal year end, and the exercise price.

Employment Contracts and Termination of Employment and Change-of-Control Agreements

        National has change of control employment agreements with each executive officer, including the named executive officers. The agreements provide for continued employment of the officer for a period of three years in the event of a change of control of National. If, during the three year period, the officer's employment is terminated for reasons other than cause, death or disability or if the officer terminates employment for good reason (cause, disability and good reason all as defined in the agreement), the officer will receive a lump sum cash payment consisting of (i) the officer's base salary through the date of termination; (ii) a proportionate bonus based on the higher of the officer's most recent annual bonus or the bonus for the prior fiscal year (the "highest annual bonus"); (iii) the product of 2.99 times the sum of the officer's base salary and the "highest annual bonus"; and (iv) any unpaid deferred compensation and vacation pay. In addition, the officer will receive continued health and welfare benefits for three years and certain lump sum payments under pension and retirement plans then in effect. Subject to certain limitations, the officer will receive a gross-up amount to compensate the officer for any Internal Revenue Code golden parachute excise taxes.

        When employment of executive officers is terminated other than in change of control situations, executive officers are entitled to receive the same benefits as any other terminating employee, including payment of accrued vacation. Any other benefits a terminating executive may receive is subject to negotiation at the time of termination. In addition, National has a limited program that provides medical and dental coverage for certain retired directors and certain other retired officers who held at least a Vice President title and were appointed by the Board.

        The Board had adopted a retirement policy for Board members providing for the payment of the annual director's fee (currently $25,000 per year) for a period of one half of the number of years the director served on the Board, with these payments limited to a maximum of twelve years. The retirement policy was terminated in fiscal 1998 for all current directors who had served for less than six years and all future directors.

STOCK OPTION AND COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

        The Stock Option and Compensation Committee of the Board of Directors has provided the following report on executive compensation:

Compensation Philosophy

        The Company's compensation programs are intended to enhance the Company's performance and stockholder value by aligning the financial interests of the Company's senior managers with those of its stockholders, while also keeping the overall compensation package competitive. The compensation package for officers includes a number of components and is designed to align individual compensation with the short-term and long-term performance of the Company, based on the following principles:

  •
  Pay for achievement of business and strategic objectives, measured on the Company's financial and operating performance and individual strategic, management and development goals.

  •
  Pay competitively, with compensation set at levels that will attract and retain key employees. The Company regularly reviews compensation surveys of companies in the electronics industry and sets compensation levels based on the results of these reviews.

  •
  Align compensation with expectations of stockholders through equity.

        The compensation package for each of the officers identified in the proxy statement as well as other officers who are members of the Company's executive staff consists of four elements: (1) base salary, (2) performance-based incentive, (3) stock options, and (4) various other benefits. More specific information on each of these elements follows:

Base Salary

        The committee aims to set base salaries at levels that are competitive with those paid to senior executives with comparable qualifications, experience and responsibilities at other companies in the electronics industry, including those companies making up the semiconductor manufacturers in the peer group line of the stock performance graph that appears in this proxy statement. The committee believes that this is necessary to attract and retain the executive talent required to lead the Company, since the Company competes with a large number of companies in the electronics industry, including semiconductor manufacturers, for executive talent. This is particularly true given the competitive environment for executive talent in Silicon Valley, where Company headquarters are located. Salaries are reviewed annually and in connection with promotions. Industry, peer group and national survey results are considered in making salary determinations to align the Company's pay practices with other companies in the electronics industry. In addition to survey results, individual job performance is also considered in setting salaries. Mr. Halla reviews members of the executive staff on an annual basis at the same time all other employees are reviewed at the end of each fiscal year and makes recommendations to the committee on salary, including salary increases, based on his judgment of the officer's performance. The committee reviews independently these recommendations and approves, with any modifications it considers appropriate, the annual salary and salary increases. At the end of fiscal 2001, in view of the downturn in the economy and the Company's results, it was decided to postpone salary increases until business conditions improved. There was only limited improvement in business conditions during fiscal 2002, and as a result no salary increases were given to officers or employees in fiscal 2002 except in limited instances for promotions. Despite the lack of salary increases in fiscal 2002, the committee believes that salaries paid during fiscal 2002 remain competitive in the semiconductor industry because of the weak business conditions experienced on a broad basis by all of National's competitors. Total salary paid in fiscal 2002 to the named executive officers is shown in the Summary Compensation Table under "Salary".

Annual Incentive Compensation

        The Company maintains an incentive program that provides an opportunity for officers and key employees to earn an incentive based upon the performance of both the Company and the individual. Incentives for key officers are awarded under the Executive Officer Incentive Plan. The incentive potential is stated as a percentage of the officer's base salary and varies by position. Financial and individual performance goals are set at the start of the fiscal year and are based on business criteria specified in the plan. Actual incentives are calculated at the end of the fiscal year based on goal performance. The financial goals set for the 2002 fiscal year were based on sales revenue, gross operating profit percentage, profit before tax, and earnings per share. Financial goals apply to all officers and determine the level at which incentives can be paid. Other goals and weightings for each participant vary, depending on the participant's position and areas of responsibility. For example, business group managers were given goals relating to execution on key new products and increasing revenue growth for new products, and manufacturing managers were given goals relating to implementing processes for key programs and capital expenditure management. At the end of the fiscal year, the committee reviewed the performance of the Company and the officers. Although business conditions for the Company were weak throughout fiscal 2002, there was incremental financial improvement throughout the year, leading to a profit in the fourth quarter. In contrast to fiscal 2001 when the Company did not meet its financial performance goals and did not pay incentives to anyone holding at least a Vice President title, the Company did meet the financial performance goals set for fiscal 2002 and, as a result, the committee determined it was appropriate to pay incentives for fiscal 2002. The amount of the incentive for the named executive officers is shown in the "Bonus" column in the Summary Compensation Table.

Stock Options

        The committee believes that stock options directly link the amounts earned by officers with the amount of appreciation realized by the Company's stockholders. Stock options also serve as a critical retention incentive, since they vest over time, usually in one year increments over four years. Stock options have always been viewed as a major means to attract and retain highly qualified executives and key personnel and have always been a major component of the compensation package for not only officers but for many employees, consistent with practices throughout the electronics and semiconductor industries. The Company's option programs are structured to encourage key employees to continue in the employ of the Company and motivate performance that will meet the long-term expectations of stockholders. In determining the size of any option award, the committee considers the individual's past performance and potential, the position held by the individual and the individual's annual base salary compensation.

        The committee generally considers and makes option grants to officers and all other employees once a year. Options are also granted at other times during the year in connection with promotions, for new hires and to provide additional incentives. In fiscal 2002, options were granted to officers not only at the time of the broad annual grant but also earlier in the year to certain officers, other than Mr. Halla, to partially compensate for the decision not to pay incentives to executives at the end of fiscal 2001, as well as to further align executive compensation with stockholder interests. Option grants to executive staff members have been made under the Stock Option Plan and the Executive Officer Stock Option Plan, both of which have been approved by stockholders. Options are granted at the fair market price on date of grant and expire up to ten years and one day after the date of the grant. To encourage retention, vesting on options granted in fiscal 2002 occurs ratably over a four year period. Options granted in fiscal 2002 to the named executive officers are shown in the Summary Compensation Table under "Securities Underlying Options".

Other Benefits

        Officers participate in the employee stock purchase plan on terms consistent with other participants, and various medical, dental, life, disability and benefit programs that are made available to all salaried employees. Officers are also eligible to receive reimbursement for certain financial counseling and medical exam expenses and certain officers receive individually owned life insurance policies (for which the officer pays a portion of the cost). Company officers also have the opportunity to participate in the Retirement and Savings Program, which has profit sharing and 401(k) components and excess benefit programs entitling them to receive larger allocations and make larger contributions under the program than are otherwise permitted by the Internal Revenue Code.

CEO Compensation

        Brian L. Halla has served as Chairman, President and CEO of the Company since May 1996. The committee adheres to the same general compensation principles described above to determine Mr. Halla's compensation. Mr. Halla's base salary was set at $860,000 during fiscal 2001. As was the case for all other officers and employees of the Company, Mr. Halla did not receive a salary increase in fiscal 2002.

        For fiscal 2002, Mr. Halla's target incentive percentage was 100% of his base salary, and his individual strategic and management goals were a composite of all goals set for the executive staff, including among other things, execution on key new product revenue goals, technology support for key programs, corporate positioning, succession planning, staff retention and college recruitment. As noted above, the committee determined that incentives were appropriate because of the Company's incremental gains in financial performance during fiscal 2002. Mr. Halla's incentive is shown in the "Bonus" column in the Summary Compensation Table.

        Mr. Halla was granted stock options to purchase 800,000 shares in April 2002. The grant was made at the time of the annual grants for all other employees. As noted above, Mr. Halla did not receive a second option grant in fiscal 2002. The committee considered the same factors as described above for all officers when determining the size of the option award for Mr. Halla.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

        The Internal Revenue Code precludes the Company from taking a deduction for compensation in excess of $1 million for the officers named in the Summary Compensation Table. Certain performance-based compensation is specifically exempt from the deduction limit. The Company's policy is to qualify, to the extent reasonable, the compensation of executive officers for deductibility under applicable tax laws. The Company's incentive and stock option plans are designed to qualify as performance-based plans within the meaning of the Internal Revenue Code so as to preserve deductibility by the Company of compensation paid under them.

Edward R. McCracken—Chairman

Steven R. Appleton            Richard J. Danzig            Robert J. Frankenberg            Modesto A. Maidique

COMPANY STOCK PRICE PERFORMANCE

        The following graph compares a $100 investment in National stock at the beginning of a five year period, with a similar investment in the Standard & Poor's 500 Stock Index and Standard & Poor's Semiconductors Index. It shows cumulative total returns over the five year period, assuming reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG NATIONAL,
S&P 500 INDEX AND S&P SEMICONDUCTORS INDUSTRY INDEX

*
Assumes $100 invested on 5/26/97 in stock or index, including reinvestment of dividends.

        Notwithstanding anything to the contrary stated in anything National has previously filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings (including all or any part of this proxy statement), the Stock Option and Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Stock Price Performance graph shall not be incorporated by reference into such filings; nor shall the reports or graph be incorporated by reference into future filings.

OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING

        National's common stock is our only class of voting capital stock, and it is traded on the New York Stock Exchange and the Pacific Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on August 19, 2002. At the close of business on that date, we had issued and outstanding 180,931,441 shares of common stock and the closing price of the common stock as reported in The Wall Street Journal's New York Stock Exchange composite transactions was $19.28.

        The following table shows the beneficial ownership of more than 5% of National's outstanding common stock as of July 31, 2002 as reported to the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR Corp	26,355,506	(1)	14.570
82 Devonshire Street
Boston, MA 02109
OppenheimerFunds Inc.	14,960,980	(2)	8.271
498 Seventh Avenue
New York, NY 10018

(1)
Includes 911,222 shares of which FMR Corp. has sole voting power and 26,355,506 shares of which FMR Corp. has sole dispositive power. The information concerning shares owned is from a Schedule 13-G dated February 14, 2002, filed jointly by FMR Corp. on behalf of: itself; its wholly owned subsidiaries Fidelity Management & Research Company; Fidelity Management Trust Company and Strategic Advisers, Inc.; Edward C. Johnson 3rd, chairman and owner of 12.0% of the aggregate outstanding voting stock of FMR Corp.; Abigail Johnson, director and owner of 24.5% of the aggregate outstanding voting stock of FMR Corp.; Fidelity Growth Company Fund, one of the Fidelity Funds; and Fidelity International Limited, of which Edward C. Johnson 3rdis chairman and 39.89% of which is owned by a partnership controlled by Edward C. Johnson 3rd and members of his family.

(2)
Includes 14,960,980 shares of which OppenheimerFunds Inc. has shared dispositive power. The information concerning shares owned is from a Schedule 13-G dated February 11, 2002, filed by OppenheimerFunds Inc.

        The holders of a majority of the issued and outstanding shares of the common stock have to be present, in person or by proxy, to constitute a quorum at the 2002 Annual Meeting of Stockholders. Shares that are voted "FOR," "AGAINST," or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Each holder of common stock is entitled to one vote for each share held.

STOCKHOLDER PROPOSALS

        In order to be included in next year's proxy statement and proxy card to be used in connection with our 2003 Annual Meeting of Stockholders, stockholder proposals must be received in writing by us no earlier than May 24, 2003 and no later than June 20, 2003. Any proposal received after June 20, 2003 will be considered untimely. The proposals must also comply with applicable law and regulations.

ANNUAL REPORT

        The Annual Report for our fiscal year ended May 26, 2002, has been mailed to you with or shortly before this proxy statement. You should read this report carefully for financial and other information about National. However, unless pages from the Annual Report are specifically incorporated in this proxy statement, they are not to be considered part of the proxy soliciting material.

FORM 10-K

        We will provide free of charge to any person who receives this proxy statement a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (excluding exhibits). In order to receive the Form 10-K, please send your written request to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090.

INCORPORATION BY REFERENCE

        As provided by Schedule 14A under the Securities Exchange Act of 1934, the section entitled "Executive Officers of the Registrant" from Part I of our Annual Report on Form 10-K for the fiscal year ended May 26, 2002 is incorporated by reference.

KEEP YOUR ADDRESS CURRENT

        It is important that you keep our transfer agent, EquiServe Trust Company N.A., informed of your current address. The escheat laws are being increasingly enforced by many states. This has forced us to report to a number of states the names of stockholders whose mailings have been returned to us as undeliverable. Once your name has been reported to the state, your shares can be "sold" by the state (even if the state does not have physical possession of your stock certificate) and you must go to the state to retrieve the value of your shares. EquiServe Trust Company N.A.'s address is P.O. Box 43010, Providence, Rhode Island 02940-3010, phone number: 1-800-730-4001 or 1-781-575-3170; web address: http://www.equiserve.com.

OTHER MATTERS

        We do not know of any other matters that will be brought before the meeting. If any other matters are properly brought before the meeting, however, the individuals named in the proxy card will use their best judgment to vote proxies given to them.

        Whether or not you plan to attend the meeting, please provide your proxy as soon as possible either by telephone, the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed postage paid envelope.

JOHN M. CLARK III Secretary

September 3, 2002

DETACH HERE

PROXY

NATIONAL SEMICONDUCTOR CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors
2002 Annual Meeting of Stockholders, October 18, 2002

The undersigned acknowledges receipt of (a) Notice of 2002 Annual Meeting of the Stockholders of National Semiconductor Corporation (the "Company") to be held on October 18, 2002, (b) accompanying Proxy Statement, and (c) Annual Report of the Company for its fiscal year ended May 26, 2002. The undersigned hereby appoints Brian L. Halla and John M. Clark III, or either of them, with power of substitution and revocation, Proxies of the undersigned to vote all stock of the Company and, if applicable, hereby directs the trustees and fiduciaries of the employee benefit plans shown on the reverse side of this card to vote all of the shares of common stock allocated to the account of the undersigned, which the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders to be held in Building 31 of the Company's headquarters at 955 Kifer Road, Sunnyvale, California on October 18, 2002 or any adjournment of the meeting, with all powers which the undersigned would possess if personally present, upon such business as may properly come before the meeting or any adjournment of the meeting.

The Company's Board of Directors Recommends a FOR Vote on Each Item and Shares Will Be So Voted Unless Otherwise Directed.

You may also vote via telephone or Internet. See instructions on reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

NATIONAL SEMICONDUCTOR CORP.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

Vote by Telephone		Vote by Internet

It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).		It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:		Follow these four easy steps:
1.	Read the accompanying Proxy Statement and Proxy Card.	1.	Read the accompanying Proxy Statement and Proxy Card.
2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).	2.	Go to the Website http://www.eproxyvote.com/nsm
3.	Enter your Voter Control Number located on your Proxy Card above your name.	3.	Enter your Voter Control Number located on your Proxy Card above your name.
4.	Follow the recorded instructions.	4.	Follow the instructions provided.

Your vote is important! Call 1-877-PRX-VOTE anytime!		Your vote is important! Go to http://www.eproxyvote.com/nsm anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

*
CONSIDER RECEIVING FUTURE NATIONAL PROXY MATERIALS VIA THE INTERNET!

Consider receiving future National Annual Report and Proxy materials (as well as all other Company communications) in electronic form rather than in printed form.
While we have not fully implemented electronic distribution of shareholder communications, your advance consent will assist us in preparing materials for electronic distribution. While voting via the Internet, just click the box to give your consent and thereby save National the future costs of producing, distributing and mailing these materials.
Accessing National's Annual Report and Proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.
If you do not consent to access National's Annual Report and Proxy materials via the Internet, you will continue to receive them in the mail.

[0618 - NATIONAL SEMICONDUCTOR CORPORATION] [FILE NAME: ZNSC71.ELX] [VERSION - (2)] [08/23/02] [orig. 08/20/02]

DETACH HERE

☒	Please mark votes as in this example.

Unless otherwise specified, this proxy will be voted FOR the listed nominees for Directors and FOR approval of KPMG LLP as the Company's independent auditors.

1.	ELECTION OF DIRECTORS.
	Nominees:	(01) Brian L. Halla, (02) Steven R. Appleton, (03) Gary P. Arnold, (04) Richard J. Danzig, (05) Robert J. Frankenberg, (06) E. Floyd Kvamme, (07) Modesto A. Maidique, (08) Edward R. McCracken.
		FOR	☐	☐	WITHHELD
☐

Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.
		FOR	AGAINST	ABSTAIN
2.	To approve KPMG LLP as auditors of the Company.	☐	☐	☐
	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of each proposal.

In their discretion the Proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment thereof.

For participants in the National Semiconductor Corporation Retirement and Savings Program: All shares credited to your Profit Sharing Plan and the NSC Stock Fund of the Savings Plus 401(k) Plan will be voted in the same proportion as shares as to which voting instructions have been received from other participants. Shares credited to you under the Stock Bonus Plan cannot be voted unless we receive your instructions.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE.

QuickLinks

GENERAL INFORMATION
PROPOSALS TO BE VOTED ON AT THE MEETING
  PROPOSAL 1. ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
  PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE(1)
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES(1)
STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPANY STOCK PRICE PERFORMANCE
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG NATIONAL, S&P 500 INDEX AND S&P SEMICONDUCTORS INDUSTRY INDEX
OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING
STOCKHOLDER PROPOSALS
ANNUAL REPORT
FORM 10-K
INCORPORATION BY REFERENCE
KEEP YOUR ADDRESS CURRENT
OTHER MATTERS
PROXY